As Filed with the Securities and Exchange Commission on August 26, 2011
Registration Statement No. 333-153492

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 12 TO
FORM S-4 ON
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
Funtalk China Holdings Limited
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands
(State or Other Jurisdiction of Incorporation or Organization)
5065
(Primary Standard Industrial Classification Code Number)
N/A
(I.R.S. Employer Identification Number)
_________________________
21/F, Block D, The Place Tower
No. 9 Guanghua Road, Chaoyang District
Beijing, China 100020
Tel: +86-10-5709-1100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_________________________
Copies to:
Timothy Gardner, Esq.
Latham & Watkins
18/F, One Exchange Square
8 Connaught Place
Central, Hong Kong
(852) 2912-2500
Facsimile:  (852) 2912-2600

Approximate date of commencement of proposed sale of the securities to the public:  N/A
_________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 12 to Form S-4 on Form F-3 Registration Statement (the “Amendment”) to the Registration Statement on Form S-4 (File No. 333-153492), as amended (the “Registration Statement”) is being filed pursuant to an undertaking in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

Funtalk China Holdings Limited (“Funtalk” or the “Company”), Fortress Group Limited (“Parent”) and Fortress Merger Sub Limited (“Merger Sub”) entered into an Agreement and Plan of Merger on May 31, 2011 (the “Merger Agreement”). On August 22, 2011, at an extraordinary general meeting of the shareholders of Funtalk, the shareholders of Funtalk voted to adopt the Merger Agreement, as contemplated by the Merger Agreement.

On August 25, 2011 (the “Effective Time”), Funtalk and Merger Sub filed a plan of merger with the Cayman Islands Registrar of Companies, pursuant to which Merger Sub was merged with and into Funtalk, with Funtalk continuing as the surviving corporation (the “Merger”). At the Effective Time, each outstanding ordinary share of Funtalk was cancelled in exchange for the right to receive US$7.20 per ordinary share in cash without interest and less any applicable taxes, except for the ordinary shares beneficially owned by Parent, Merger Sub, the Consortium Members (as defined below) or any direct or indirect wholly-owned subsidiary of Funtalk, which were cancelled without receiving any consideration. No shareholders have validly exercised their appraisal rights under the Cayman Islands Companies Law with respect to the Merger. For the purpose of this Amendment, “Consortium Members” means, collectively, ARCH Digital Holdings Ltd., Capital Ally Investments Limited, GM Investment Company Limited, Sinowill Holdings Limited, Huge Harvest Enterprises Limited, which is wholly-owned and controlled by the chief executive officer of the Company, Mr. Dongping Fei, Kingstate Group Limited, which is wholly-owned and controlled by Mr. Hengyang Zhou, executive president of Beijing Funtalk Century Technology Group Company Limited, an indirect wholly-owned subsidiary of the Company, and Trend Focus Limited, which is wholly-owned and controlled by Mr. Francis Kwok Cheong Wan, senior vice president of corporate investor relations of the Company.

As a result of the Merger, Funtalk has terminated all offerings of its securities pursuant to the Registration Statement. Funtalk hereby removes from registration all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on August 26, 2011.

FUNTALK CHINA HOLDINGS LIMITED

By:	/s/ Dongping Fei
Name:	Dongping Fei
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dongping Fei	Director and Chief Executive Officer	August 26, 2011
Dongping Fei	(principal executive officer)

/s/ Kim Chuan (“Jackie”) Leong	Chief Financial Officer	August 26, 2011
Kim Chuan (“Jackie”) Leong	(principal financial and accounting officer)

/s/ Weijian Shan		August 26, 2011
Weijian Shan	Director

/s/ David Kim		August 26, 2011
David Kim	Director

/s/ Hui Liu		August 26, 2011
Hui Liu	Director

/s/ Fengjiang Li		August 26, 2011
Fengjiang Li	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant, has signed this registration statement in New York, New York, on August 26, 2011.

Authorized Representative

Law Debenture Corporate Services Inc.

August 26, 2011	/s/ Diana Arias
By: Diana Arias
Title: Senior Managing Officer